U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2010

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado 80120

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Confidential Settlement Agreement and Mutual Release

On December 20, 2010, we, ADA-ES, Inc. (“ADA”), entered into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Calgon Carbon Corporation (“Calgon”) to settle all claims and end all outstanding litigation between the parties as previously reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Quarterly Reports on Form 10-Q filed for the quarters ended March 31, June 30 and September 30, 2010, which are hereby incorporated by reference. In order to avoid or minimize the expense, inconvenience and distraction of further litigation between the parties as a result of Calgon’s appeal, we agreed to settle all claims related to the litigation as provided for in the Settlement Agreement. Pursuant to the terms of the Settlement Agreement, Calgon paid $7.2 million to ADA in full payment and satisfaction of the judgment ADA was awarded and all claims relating to the March 20, 2007 Memorandum of Understanding between ADA and Calgon (“MOU”). In addition, each party provided the other with full releases of all claims related to and arising out of the litigation and the MOU. The terms and conditions of the Settlement Agreement are confidential, subject to certain exceptions. ADA will recognize the settlement payment, net of certain contingent defense costs, as other income in the 2010 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2010

ADA-ES, Inc. Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer